Exhibit 10.8

Appendix A

Standard Stock Option Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Notice of Grant

Stock Option Award

This is to notify you that you have been granted an award (the “Award”) of an Option under the Cariloha Inc. 2022 Incentive Award Plan (the “Plan”), subject to the terms and conditions set forth below and in the attached Stock Option Award Agreement (the “Award Agreement”) and the Plan; provided that the Award is conditioned on your acknowledgment of receipt and acceptance in accordance with Section 17 of the Award Agreement within two weeks after receiving this Stock Option Notice of Grant (the “Grant Notice”).

Capitalized terms used in this Grant Notice and the Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Summary of Award Terms

Name of Grantee: [name] (the “Grantee”)

Date of grant: [grant date] (the “Grant Date”)

Number of shares subject to Option: [number]

Exercise price per share: [exercise price no less than FMV, or with respect to ISOs only if 10% owner, no less than 110% of FMV]

Total Exercise Price:

Expiration date: [date] (“Expiration Date”)

Type of Grant: The option rights granted by the Award [are / are not] intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code

Vesting schedule: [description of applicable vesting schedule]

See the Award Agreement for additional terms governing the Award, including provisions regarding vesting, forfeiture, exercise procedures, and transfer restrictions, among others.

Attachments: Stock Option Award Agreement, 2022 Incentive Award Plan, Notice of Exercise

Attachment 1

Standard Stock Option Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Stock Option Award Agreement

Pursuant to this Stock Option Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the 2022 Incentive Award Plan (the “Plan”), which Plan is incorporated by reference into this Award Agreement, Cariloha, Inc. (the “Company,” which term shall include Subsidiaries thereof unless the context indicates otherwise) grants to the Grantee identified in the Notice of Grant (the “Grant Notice”) attached hereto (which Grant Notice forms part of this Award Agreement), Option award (the “Award”) under the Plan, conditioned on the Grantee’s acknowledgment of receipt and acceptance in accordance with Section 17 hereof no later than two weeks after receiving the Grant Notice. Grantee’s failure to timely execute the acknowledgement of receipt and acceptance shall render the Award and this Award Agreement null and void and of no force and effect.

1.	Grant of Options. Subject to the terms and conditions of this Award Agreement and the Plan, the Award entitles the Grantee to purchase from the Company up to that number of shares of Common Stock set forth in the Grant Notice at the exercise price per share set forth in the Grant Notice, subject to the terms of this Award Agreement and the Plan. The Grantee may exercise the Award as provided in Section 8, hereof. The option rights granted by the Award [are / are not] intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Only employees may be granted “incentive stock options” within the meaning of Section 422 of the Code.

2.	Certain Definitions. For purposes of this Agreement:

(a)	The term “Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between a Participant and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean, as determined by the Company, the Participant’s (i) failure to reasonably perform the Participant’s duties to the Company or to follow the lawful instructions of his or her superiors in a manner that could reasonably be expected to result in harm to the Company, other than as a result of incapacity due to physical or mental illness or injury; (ii) willful violation of the Company’s written policies that could reasonably be expected to result in harm to the Company; (iii) engaging in conduct that is, or could reasonably expected to be, materially damaging to the Company; (iv) willful misconduct or gross negligence that could reasonably be expected to result in harm to the Company; (v) act of fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (vi) conviction of, or plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; or (vii) willful breach of a fiduciary duty owed to the Company.

(b)	References to the “Committee” shall have the meaning provided under the Plan.

(c)	The Grantee shall be considered to have a separation from Service pursuant to Section X.B of the Plan (excluding Section X.B.3 with respect to “incentive stock options” within the meaning of Section 422 of the Code), and the term “Separation Date” means the day on which the Grantee’s separation from Service occurs.

3.	Vesting. The Award is subject to the vesting terms, if any, set forth in the Grant Notice, except as may be provided otherwise in this Award Agreement, in the Plan, or in another agreement with the Grantee that expressly supersedes the provisions of the Award Agreement or the Plan. The Award may not be exercised prior to the Option becoming vested.

4.	Term. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)	immediately upon your separation from Service for Cause;

(b)	three months after your separation from Service for any reason other than Cause;

(c)	immediately upon a corporate transaction if the Board of Directors has determined that the Option will terminate in connection with the corporate transaction;

(d)	the Expiration Date indicated in your Grant Notice; or

(e)	the day before the tenth anniversary of the Date of Grant.

To obtain the federal income tax advantages associated with an “incentive stock option” within the meaning of Section 422 of the Code, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three months before the date of your Option’s exercise, you must be an employee of the Company, except in the event of your death or disability. If the Company provides for the extended exercisability of your Option under certain circumstances for your benefit, your Option will not necessarily be treated as an “incentive stock option” within the meaning of Section 422 of the Code if you exercise your Option more than three months after the date your employment terminates.

5.	Effect of Separation from Service Other Than for Cause.

(a)	In the event the Grantee has a separation from Service, (i) any portion of the Award that is not exercisable immediately prior to the Separation Date (after giving effect to any applicable vesting acceleration provision) shall be cancelled, terminated, and of no further force and effect as of the Separation Date, and (ii) any portion of the Award that remains unexercised at the expiration of the applicable exercise period described in this Section 5 shall be cancelled, terminated, and of no further force and effect as of the expiration of such period.

(b)	If the Grantee has a separation from Service for any reason other than an involuntary termination for Cause, the Grantee (or the estate or heir of the Grantee, in the event of the Grantee’s death) may exercise any portion of the Award that is vested and remains unexercised for a period of up to three months following the Separation Date to the extent the Award was exercisable immediately prior to the Separation Date (after giving effect to any applicable vesting acceleration provision), but in no event later than the Expiration Date set forth in the Grant Notice.

6.	Forfeiture; Recoupment. The Grantee shall forfeit and cease to have any right or interest in any unvested or vested (but unexercised) portion of the Award: (i) immediately as of the time the Grantee receives notice of a termination of Grantee’s Service for Cause, (ii) upon the Grantee’s breach, as determined by the Committee, of any restrictive covenant obligation owed to the Company, or (iii) upon the Committee’s determination that any conduct of the Grantee constitutes grounds for forfeiture under the Plan. Upon the occurrence of a forfeiture event, any outstanding portion of the Award shall be cancelled, terminated, and of no further force and effect. In addition to the forfeiture provision set forth herein, the Award shall be subject to the recoupment provision of Article XXIV of the Plan.

7.	Change in Control.

(a)	In the event of a Change in Control, the Award shall be subject to the provisions of Section X.A of the Plan and this Section 7.

(b)	In the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Award (or in which the Company is the ultimate parent corporation and continues the Award), if Grantee’s Service with such successor company (or the Company) or a subsidiary thereof is terminated [OPTION 1- for any reason, the Grantee shall forfeit any unvested Award.] [OR OPTION 2 – by the successor or the Company (or subsidiary, as the case may be) without Cause within ________ months following such Change in Control, notwithstanding Section 5, ______% of the Options outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for _______ months, but in no event beyond the end of the regularly scheduled term of such Award.]

8.	Exercising the Award. The Award granted hereby may only be exercised to the extent it is vested and in accordance with the terms of the Plan, this Award Agreement and any procedures established or accepted by the Committee.

(a)	Unless otherwise permitted by the Committee, the Award shall be exercisable by written notice in the form attached as Attachment 3, indicating the date of the exercise election and the number of vested shares desired to be exercised, duly signed and delivered in person or by certified mail to the address specified by the Company (or by other means approved by the Committee, including through an online or electronic system, if applicable). Subject to satisfaction of the requirements herein and in the Plan, the exercise date shall be the date such written notice is received.

(b)	The written exercise notice must be accompanied by payment of the exercise price per share set forth in the Grant Notice in full for the corresponding shares of Common Stock in cash (which shall include payment by check, bank draft or money order payable to the Company). Notwithstanding the foregoing, subject to applicable law and to the extent permitted and pursuant to such procedures as may be established by the Committee, the Grantee may arrange for payment of all or a portion of the exercise price through (i) delivery of Common Stock that the Grantee has previously acquired to the Company (valued at Fair Market Value on the exercise date), (ii) directing the Company to withhold and retain shares of Common Stock in lieu of issuance pursuant to the exercise (valued at Fair Market Value on the exercise date), (iii) directing a broker designated by or acceptable to the Company to arrange for the sale of a portion of the shares issued pursuant to the exercise and deliver the proceeds to the Company.

(c)	No portion of the Award may be exercised after the Expiration Date (or an earlier applicable expiration date established pursuant to this Award Agreement, the Plan, or another governing agreement) or during any period for which such exercise is prohibited under a Company policy relating to the trading of its securities, including any insider trading or Section 16 officer policy.

(d)	During the lifetime of the Grantee, only the Grantee or the Grantee’s legal representative may exercise the Award unless otherwise approved by the Committee.

9.	Form of Settlement. In full satisfaction of the exercise of any portion of the Award granted hereby, the Company will issue to the Grantee the amount owed in whole shares of Common Stock, subject to applicable withholding, except as otherwise may be provided to effectuate an alternative exercise method permitted under Section 8(b).

(a)	Notwithstanding anything herein to the contrary, no exercise shall become effective until the Company determines that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock may be traded.

(b)	The Committee may, as a condition to the issuance of shares of Common Stock pursuant to the exercise of the Award, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such shares.

(c)	The transfer of shares of Common Stock made to satisfy any payment for the settlement of the Award shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), and/or other appropriate means as determined by the Committee.

(d)	Unless and until any shares of Common Stock are issued in settlement of the Award, the Award shall not confer to the Grantee any rights or status as a stockholder of the Company.

10.	Withholding. The Committee shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state, and local withholding tax requirements attributable to the Award. Alternatively, the Company shall have the right to withhold from any payment required to be made in settlement of the Award an amount sufficient to satisfy such federal, state, and local withholding tax requirements.

11.	No Assignment or Transfer. Neither the Award nor any right or interest in any option granted hereunder may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.

12.  Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:

(a)	The Grantee has received a copy of the Plan and the prospectus, has reviewed the Plan, the prospectus and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Award.

(b)	The Grantee understands that if the Option is designated an “incentive stock option” within the meaning of Section 422 of the code, it (plus other outstanding “incentive stock options” granted to you) cannot be first exercisable as “incentive stock options” for more than $100,000 in value (measured by exercise price) in any calendar year. Any exercise of an Option designated as an “incentive stock option” within the meaning of Section 422 of the Code in excess of this limitation shall be treated as the exercise of a non-qualified stock option.

(c)	The Grantee consents to receive the Award-related documents, the Plan, the prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(d)	The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting and exercising the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.

(e)	The Grantee understands that neither the grant of this discretionary Award nor the Grantee’s participation in the Plan confers any right to continue in the Service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(f)	The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

(g)	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.	Incentive Stock Option Disposition Requirement. If your Option is an “incentive stock option” within the meaning of Section 422 of the Code, you must notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one year after such shares of Common Stock are transferred upon exercise of your Option.

14.	No Liability For Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its officers, directors, employees or affiliates in the event that the Internal Revenue Service (“IRS”) asserts that such exercise is for less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the IRS.

15.	Adjustments. If there is a change in the outstanding shares of Common Stock due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the type or number of shares of Common Stock subject to any outstanding portion of the Award and/or the exercise price per share thereof in accordance with Section IX of the Plan.

16.	Corporate Transaction. Your Option is subject to the terms of any agreement governing a corporate transaction involving the Company, including without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent considerations.

17.	Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

18.	Section 409A. It is intended that this Award Agreement will comply with Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), including, to the maximum extent applicable, the exceptions for (among others) short-term deferrals, certain stock rights, separation pay arrangements, reimbursements, and in-kind distributions, and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A.

19.	Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributees of the Grantee’s estate and any successor to the Company.

20.	Governing Law; Severability.

(a)	Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

(b)	Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.

21.	Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in Section 12, and indicates his or her intention to be bound by this Award Agreement and the terms of the Plan.

Grantee’s acknowledgment of receipt and acceptance:

[Grantee name]

Date: ____________

Company representative

By: Its:

Attachment 2

Standard Stock Option Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Attachment 3

Standard Stock Option Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Notice of Exercise

This constitutes notice to Cariloha, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Award Agreement or 2022 Incentive Award Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Award Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Award Agreement and the Plan.

To be completed by the Grantee:

Type of Option (check one): Incentive Stock Option: ___ Non-Qualified Stock Option: ___

Date of Grant: ________________________

Date of Notice of Exercise: ____________________

Number of Shares Elected to be Exercised: _____ (only shares which have vested may be exercised)

By this exercise, I agree (i) to provide such additional documents as the Company may require pursuant to the terms of the Plan, (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement, and (iii) if this exercise relates to an “incentive stock option” within the meaning of Section 422 of the Code, to notify the Company in writing within 15 days after the date of any disposition of any of the Shares issued upon exercise of this Option that occurs within two years after the Date of Grant or within one year after such Shares are issued upon exercise of this Option.

Grantee signature:
Print name:

To be completed by the Company:

Date received: ____________________

Exercise date: ____________________

Number of shares granted: _____ (as set forth in the Grant Notice)

Number of shares previously exercised: _____

Fair Market Value of Common Stock as of exercise date: ____________________

Exercise price per share of Award: __________________ (as set forth in the Grant Notice)

Amount due upon exercise (before withholding): ____________________

Accepted by: